Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No.333-265287) on Form S-8 and in Registration Statement (No. 333-272011) on Form F-3 of our report dated January 26, 2024, relating to our audit of the consolidated financial statements of EZGO Technologies Ltd. and subsidiaries (the “Company”) for the years ended September 30, 2023 and 2022, appearing in this Annual Report on Form 20-F of the Company for the year ended September 30, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

January 17, 2025